EXHIBIT 23


                  CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (File Nos. 333-18921 and 333-66077) and in the Registration Statements on Form S-8 (File Nos. 2-90727, 33-21853, 33-26239, 33-47547, 33-59233, 333-00575, 333-03245 and
333-18269) of Tribune Company of our report dated February 9, 1999, except to
Note 2, which is as of March 1, 1999, appearing in the 1998 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in this Form 10-K.



/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

Chicago, Illinois
March 22, 1999